UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	July 28, 2016

PATRICK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Indiana	000-03922	35-1057796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

107 West Franklin, P.O. Box 638, Elkhart, Indiana	46515
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code	(574) 294-7511

(Former name or former address if changed since last report)

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

a)	Transcript of Second Quarter 2016 Earnings Conference Call as contained in Exhibit 99.1.

b)

On August 1, 2016, Patrick Industries, Inc. ("Patrick” or the “Company”) issued a press release (the “Press Release”) announcing the completion of the acquisition of the business and certain assets of BH Electronics, Inc. (“BHE”), headquartered in Munford, Tennessee. BHE is a major designer, engineer and manufacturer of custom thermoformed dash panel assemblies, center consoles and trim panels, complete electrical systems, including wiring harnesses, AC panels, circuit breakers and battery boxes, and related components and parts. BHE operates out of five facilities strategically located throughout the Southeast that service many of the leading recreational boat manufacturers in the U.S. The Company projects BHE’s 2016 revenues to be approximately $35 million and expects the acquisition to be immediately accretive to 2016 net income per share.

Patrick will continue to operate the business on a stand-alone basis under the BHE brand name in its five existing facilities. The net purchase price of approximately $35 million was funded under the Company’s credit facility and included the acquisition of accounts receivable, inventory, prepaid expenses, and machinery and equipment.

A copy of the Press Release is furnished herewith as Exhibit 99.2.

The above information is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. The filing of this Current Report shall not be deemed an admission as to the materiality of any information in the Current Report that is required to be disclosed solely by reason of Regulation FD.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1 - Transcript of Earnings Conference Call

Exhibit 99.2 - Press Release issued August 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRICK INDUSTRIES, INC.
(Registrant)

Date: August 2, 2016	By:	/s/ Joshua A. Boone
Joshua A. Boone
Vice President-Finance and Chief Financial Officer